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Foundry Networks, Inc.
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On Thursday, August 14, 2008, Foundry Networks, Inc., delivered the following communication to its employees:
August 14, 2008
Hello Team,
We wanted to send you a brief update on what has been happening since our announcement on July 21.
First, we want to thank everyone for your support as we go through the necessary approval process by the regulatory agencies and Foundry’s shareholders. Although we are not able to operate as one company until the close of the transaction, we want to communicate with you on a regular basis to keep you updated on what’s happening. Starting this week, there will be a series of integration kick-off meetings wherein representatives from various of the functional groups of both Foundry and Brocade will get together to discuss the next steps in the integration timeline and how to create a seamless transition for all employees.
As we plan for the integration of our two businesses post closing, we would like to reiterate that the primary reason and operating principle behind this merger was to create a bigger, stronger company that is positioned to grow at an accelerated rate in emerging data center/networking markets, leveraging the expertise and talent of Foundry employees and the technologies you have created. Industry analysts and end user customers agree that this is a positive combination. As Zeus Kerravala, Senior Vice President of the Yankee Group stated, “By acquiring Foundry, Brocade now has one of the broadest portfolios of data center, metro and storage networks and is well-positioned to be the logical alternative to Cisco.” As we stated during the all-hands meeting, we expect that Foundry will operate as a business unit within Brocade following the closing. Our goal is to continue to grow this business unit and your expertise is needed in order to continue and build upon the success you have already created.
As we enter the integration planning phase, we realize that many of you have HR-related questions. Our joint HR teams are already working together to prepare all of the information you will need regarding benefits, stock plans, immigration, the bonus incentive plan (BIP), PTO policies, and other important employment-related matters. There will be a series of meetings scheduled well in advance of the close of the transaction so that you are well-informed about all of these very critical services and benefits before the closing.
In order to provide you with regular updates throughout this process, we are also developing a separate section of the Foundry Intranet (EARL) to post key milestone dates, important updates and FAQs related to the integration and beyond. An email will be sent with the direct link to this site when it is ready to launch in another week or two. In the meantime, we encourage you to voice any questions or concerns you may have to your HR department or to one of us.
Thank you for delivering fantastic Q2 results and your focus on ramping up the business to provide yet another great quarter in Q3. We invite you to also track Brocade’s Fiscal Q3 results from yesterday’s earnings release and conference call.
Best regards,
Mike Klayko and Bobby Johnson
Additional Information
In connection with the proposed transaction, Brocade and Foundry will be filing documents with the SEC, including the filing by Foundry of a proxy statement/prospectus and by Brocade of a registration statement on Form S-4 that includes the proxy statement/prospectus. Investors and security holders are urged to read the registration statement on Form S-4 and the related proxy/prospectus when they become available because they will contain important information about the proposed transaction. Investors and security holders may obtain free copies of these documents (when they are available) and other documents filed with the SEC at the SEC’s web site at www.sec.gov and by contacting Brocade Investor Relations at (408) 333-6758 or Foundry Investor Relations at (408) 207-1399. Investors and security holders may obtain free copies of the documents filed with the SEC on Brocade’s website at www.brcd.com or Foundry’s website at www.foundrynet.com/company/ir/ or the SEC’s website at www.sec.gov.
Foundry and its directors and executive officers may be deemed participants in the solicitation of proxies from the stockholders of Foundry in connection with the proposed transaction. Information regarding the interests of these directors and executive officers in the proposed transaction will be included in the proxy statement/prospectus described above. Additional information regarding the directors and executive officers of Foundry is also included in Foundry’s proxy statement for its 2008 Annual Meeting of Stockholders, which was filed with the SEC on April 18, 2008.